Exhibit 99.1

CMS ENERGY REACHES AGREEMENT TO SELL CMS PANHANDLE COMPANIES FOR $1.8 BILLION TO SOUTHERN UNION PANHANDLE

   Proceeds To Accelerate Debt Reduction and Bolster Liquidity Improvement Plan

   DEARBORN, Mich., Dec. 22 /PRNewswire-FirstCall/ -- CMS Energy (NYSE: CMS) announced today that it has reached a definitive agreement to sell CMS Panhandle Companies, its interstate natural gas pipeline business and accompanying subsidiaries, to Southern Union Panhandle for $1.828 billion.

   The agreement calls for Southern Union Panhandle -- a newly formed entity owned by Southern Union Company (NYSE: SUG) and AIG Highstar Capital, L.P. -- to pay $662 million in cash and assume $1.166 billion in debt.

   CMS Energy intends to use the proceeds to accelerate debt reduction. The Company has reduced its debt by $860 million in 2002, including paying down $239 million in bank debt since July.

   The transaction has been approved by the Board of Directors of each company and is subject to customary closing conditions, action by the Federal Trade Commission under the Hart-Scott-Rodino Act, and by appropriate state regulators.

   "This sale is a significant step forward in our efforts to increase our financial flexibility. With this agreement, CMS Energy has sold or announced $3.6 billion in asset sales in 2002. Clearly, we are executing our asset sales plan, despite difficult market conditions," said Ken Whipple, CMS Energy chairman and chief executive officer. "We will continue to pursue strategies that support our back-to-basics approach and our focus on improving our balance sheet, reducing risk, and strengthening our liquidity."

   The Company announced August 7, 2002, that it was exploring the sale of CMS Panhandle Companies and other businesses in order to accelerate balance sheet improvement and enhance financial flexibility. Merrill Lynch & Co. acted as financial advisor to CMS in conjunction with a competitive sales process related to the divestiture of CMS Panhandle Companies.

   The CMS Panhandle Companies include CMS Panhandle Eastern Pipe Line Company, CMS Trunkline Gas Company, CMS Trunkline LNG Company, which operates an LNG terminal complex at Lake Charles, La., and CMS Sea Robin Pipeline Company. The present book value of these assets is approximately $2.4 billion. As previously announced on November 14, 2002, the Company expects to write off most of the goodwill associated with the CMS Panhandle Companies in the fourth quarter under the new accounting standard SFAS No. 142. After this adjustment, the book value of the assets will be materially closer to the $1.8 billion sale price.

   Under terms of the sales agreement, CMS Energy retains its ownership interests in the Centennial refined petroleum liquids pipeline, which stretches from Texas to Illinois, and the Guardian natural gas pipeline, which serves northern Illinois and southern Wisconsin and entered service on Dec. 7, 2002. CMS Energy owns a one-third interest in each and is exploring the sale of those interests.

   Southern Union Panhandle is owned by Southern Union Company and AIG Highstar Capital, L.P. Southern Union is an international energy distribution company serving nearly 1.5 million customers in Texas, Missouri, Pennsylvania, Rhode Island, Massachusetts and Mexico. AIG Highstar Capital, L.P. is a private equity fund sponsored by American International Group, Inc. to make structured equity investments in infrastructure related projects and operating companies.

   CMS Energy Corporation is an integrated energy company, which has as its primary business operations an electric and natural gas utility, natural gas pipeline systems and independent power generation.

   For more information on CMS Energy, please visit our web site at: http://www.cmsenergy.com .

   This news release contains "forward-looking statements" within the meaning of the safe

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   harbor provisions of the federal securities laws. It should be read in conjunction with the forward-looking statements cautionary factors in CMS Energy's Securities and Exchange Commission filings that identify important factors that could cause CMS Energy's results to differ materially from those anticipated in such statements.


Source:  CMS Energy Corporation

Media Contacts - Dan Bishop, 1-517-788-2395, or John Barnett, 1-713-989-7556 or Investment Analyst Contact - CMS Energy Investor Relations, 1-517-788-2590.


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